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                                 EXHIBIT (d)(2)

                   E.PIPHANY, INC. 1999 STOCK PLAN PROSPECTUS

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        PROSPECTUS



                                 E.PIPHANY, INC.

                                 1999 STOCK PLAN


        This Prospectus relates to shares of Common Stock (the "Common Stock") of E.piphany, Inc., (the "Company") offered to employees, directors and consultants of the Company pursuant to options and stock purchase rights granted under the Company's 1999 Stock Plan (the "Plan"). The terms and conditions of grants made pursuant to the Plan, including the prices of the shares of Common Stock, are governed by the provisions of the Plan and the agreements thereunder.



             THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING
                   SECURITIES THAT HAVE BEEN REGISTERED UNDER
                     THE SECURITIES ACT OF 1933, AS AMENDED.



        The Company's executive offices are located at 1900 S. Norfolk Street, Suite 310, San Mateo, California 94403, and its telephone number at that location is (650) 356-3800.







                The date of this Prospectus is November 15, 1999.

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        This Prospectus contains information concerning the Company and the Plan but does not contain all the information set forth in the Registration Statement on Form S-8 for the Plan, which the Company has filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the
"Securities Act"). The Registration Statement, including the exhibits thereto, may be inspected at the Commission's office in Washington, D.C. In addition, the Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's Web site is http://www.sec.gov.

        The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request of any such person,
(i) a copy of any and all of the information that has been or may be incorporated by reference in this Prospectus, other than exhibits to such documents, and (ii) a copy of any other documents required to be delivered to optionees or holders of rights under the Plan pursuant to Rule 428(b) under the Securities Act, including the Company's most recent Annual Report to Shareholders, proxy statement and other communications distributed to its shareholders generally. Requests for such copies and requests for additional information about the Plan and its Administrator should be directed to Kevin Yeaman, Chief Financial Officer, E.piphany, Inc., 1900 S. Norfolk Street, Suite 310, San Mateo, California 94403. The Stock Administrator's telephone number at that location is (650) 356-3800.

        Except for written information provided by the Stock Administration Department, the Company has not authorized any information or representations, other than those contained in this Prospectus, to be given or made in connection with the Plan. If given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offering in any state in which such offering may not lawfully be made.


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                 QUESTIONS AND ANSWERS ABOUT THE E.PIPHANY, INC.

                                 1999 STOCK PLAN



WHAT IS THE PLAN?

        The Company's 1999 Stock Plan (the "Plan") was adopted by the Board of Directors (the "Board") and approved by stockholders to enable employees, directors and consultants to own Common Stock of the Company and take advantage of the tax benefits allowed to employer stock plans by the Internal Revenue Code of 1986, as amended (the "Code").

        The Plan is not a qualified deferred compensation plan under 401(a) of the Code, nor is it subject to the provisions of the Employee Retirement Income Security Act of 1974. As described below, the Plan will remain in effect until terminated by the board, but no incentive stock options may be granted under the Plan after 2009.


HOW MANY SHARES OF STOCK ARE RESERVED FOR ISSUANCE UNDER THE PLAN?

        A total of 3,614,613 shares, plus an annual increase to be added on the first day of the Company's fiscal year, beginning in 2000, equal to the lesser of (i) 2,500,000 shares, (ii) 4% of the outstanding shares on such date or (iii) a lesser amount determined by the board, are reserved for issuance under the Plan.

        No service provider may be granted options for more than 1,500,000 shares in one fiscal year, other than a one-time grant of up to 1,500,000 shares to newly-hired service providers.


WHO ADMINISTERS THE PLAN?

        A compensation committee (the "Committee") appointed by the Board of Directors of the Company administers the Plan. The Committee is currently composed of two non-employee directors of the Company. Members of the Board of Directors generally are elected for three-year terms but can be removed from office upon a sufficient vote of the stockholders.

        The members of the Committee are chosen by the Board so that grants made under the Plan to officers and directors of the Company who are subject to liability under Section 16 of the Securities Exchange Act of 1934 ("Section 16 Insiders"), and other transactions by such persons, qualify for the maximum exemption from Section 16 liability provided by Rule 16b-3.


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        The Committee has final authority to interpret any provision of the Plan or any grant made under the Plan.



WHO IS ELIGIBLE TO PARTICIPATE IN THE PLAN?

        Employees, consultants and directors of the Company, or of any parent or subsidiary are eligible to receive nonstatutory stock options ("NSOs"), and stock purchase rights ("SPRs").

        Only employees of the Company or any parent or subsidiary of the Company are eligible to receive incentive stock options ("ISOs").


WHO SELECTS THE EMPLOYEES, DIRECTORS AND CONSULTANTS WHO RECEIVE GRANTS?

        The Committee generally selects the employees, directors and consultants who receive options or rights under the Plan, and, subject to the provisions of the Plan, determines the terms of each option or right and the number of shares subject to each option.

WHAT KINDS OF GRANTS ARE PERMITTED UNDER THE PLAN?

        The Plan permits the Company to grant ISOs, NSOs, and SPRs. Each of these grants are described below. The "Tax Information" section summarizes the tax treatment of each of these grants.


WHAT IS A STOCK OPTION?

        An option is a right to buy stock. ISOs are options that qualify for preferred tax treatment under Section 422 of the Code. NSOs are options that do not qualify as ISOs.

        The Committee determines the term of each option and the time each option may be exercised. In the case of ISOs, the term may not exceed ten years from the date of grant.

        The Committee also determines the option exercise price. However, the exercise price may not be less than the fair market value of the Common Stock on the date of grant. Under certain circumstances, the exercise price for an ISO may not be less than 110% of the fair market value on the date of grant.

        If an optionee terminates his or her employment or consulting relationship for any reason, his or her option may be exercised to the extent it was exercisable at the date of such termination for a period of time determined by the Committee at the time the option was granted, but in no event after


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the expiration of the original term of the option. In the case of an ISO, the period for exercise following termination may not exceed 90 days (or one year if the termination is the result of death or disability). The employment or consulting relationship is not considered to be terminated in the event of certain leaves of absence or transfers between the Company and its affiliated entities. In addition, if an optionee's status with the Company changes from employee to consultant, any unexercised ISO held by the optionee automatically converts to an NSO on the 91st day after such a change of status.

        The Committee determines how an optionee may pay the exercise price of an option. The Plan specifically states that the following are acceptable forms of consideration: cash, check, promissory note, certain other shares of Common Stock, a reduction in the amount of any Company liability to the optionee, delivery of irrevocable instructions to a broker to deliver to the Company the appropriate amount of proceeds from the sale or loan of the shares exercised (often referred to as a "cashless exercise"), any other form of consideration permitted by applicable law or any combination thereof.

        The Committee may at any time offer to buy out, for a payment in cash or Common Stock of the Company, any outstanding option, based on such terms and conditions as the Committee shall establish and communicate to the optionee at the time such offer is made.


WHAT ARE STOCK PURCHASE RIGHTS?

        An SPR is a right to buy Common Stock of the Company. The terms and conditions under which stock may be purchased pursuant to an SPR are determined by the Administrator. Upon the grant of an SPR, the Company will generally retain the right to repurchase the Common Stock at its original purchase price if the employment relationship, directorship and/or consulting relationship of the grantee is terminated. The repurchase right lapses each year according to a schedule that is determined by the Administrator.



WHAT TERMS APPLY TO ALL AWARDS?

        Written Agreements. All awards granted under the Plan are evidenced by a written agreement between the Company and the employee, director or consultant to whom the award is granted.

        Rule 16b-3. Awards granted to persons subject to Section 16 of the Exchange Act, referred to as "Insiders," are subject to any additional applicable restrictions under Rule 16b-3. See "Additional Considerations Applicable to Section 16 Insiders."


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        Non-transferability of Awards. Options and rights granted under the Plan are non-transferable by the participant, other than by will or the laws of descent and distribution, and may be exercised during the lifetime of the participant only by the participant.

        Adjustment on Changes in Capitalization. If any change, such as a stock split or dividend, is made in the Company's capitalization, and the change results in an increase or decrease in the number of issued shares of Common Stock without receipt of consideration by the Company, an appropriate adjustment will be made in the price of each option or right and in the number of shares subject to each option or right. In the event of a proposed dissolution or liquidation of the Company, all outstanding options and rights will automatically terminate immediately prior to the consummation of such proposed action. The Committee may in its discretion, however, make provision for accelerating the exercisability of any option or right under the Plan in such event.

        Effect of Acquisition of the Company. If there is a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each outstanding option or right may be assumed or substituted by the successor corporation (or a parent or subsidiary or such successor corporation). In the event that the successor corporation does not agree to such assumption or substitution, the option or right shall immediately become fully vested and exercisable, including as to shares which would not otherwise be vested or exercisable.

        Amendment and Termination. The Board of Directors may amend, alter, suspend or terminate the Plan at any time, but such amendment, alteration, suspension or termination may not adversely affect any outstanding option or right without the consent of the holder. To the extent necessary and desirable to comply with Section 422 of the Code (or any other applicable law or regulation, including the rules of the New York Stock Exchange and Nasdaq), the Company must obtain stockholder approval of certain amendments to the Plan in the manner and to the degree required by such laws and regulations. The Plan will terminate in any event in 2009.



WHAT GRANTS ARE MADE TO OUTSIDE DIRECTORS?

        Grants of options to non-employee Board members ("Outside Directors") are made in the following ways:

        (1) Generally, each Outside Director is automatically granted an option to purchase 50,000 shares on the date he or she first becomes an Outside Director.

        (2) Subsequently, each Outside Director is automatically granted an option to purchase 25,000 shares on the date of the annual meeting of the stockholders of the Company, if as of such date, he or she has served on the board of directors of the Company for at least the preceding six months.


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WHAT TERMS APPLY TO ALL OPTIONS GRANTED TO OUTSIDE DIRECTORS?

        Written Agreements. Options granted are evidenced by a written agreement between the Company and the Outside Director to whom the option is granted.

        Vesting Schedule. Each option shall be fully vested and exercisable on the date of grant of the option.

        Option Term. Each option has a term of ten years from the date of grant.

        Exercise Price. The per share exercise price of options granted is 100% of fair market value of the Company's common stock on the date the option is granted.



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                                 TAX INFORMATION

        The following is a summary of the U.S. federal income tax consequences of transactions under the Plan based on federal securities and income tax laws in effect on January 1, 1999. THIS SUMMARY IS NOT INTENDED TO BE EXHAUSTIVE AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANT'S DEATH OR THE PROVISION OF ANY INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH AN OPTIONEE MAY RESIDE.

        Incentive Stock Options. No taxable income is recognized by the optionee upon the grant or exercise of an ISO (unless the alternative minimum tax rules apply). If Common Stock is issued to an optionee pursuant to the exercise of an ISO, and if no disqualifying disposition of the shares is made by the optionee within two years after the date of grant or within one year after the issuance of such shares to the optionee, then (i) upon the resale of such shares, any amount realized in excess of the option exercise price will be treated as a long-term capital gain and any loss sustained will be a long-term capital loss, and (ii) no deduction will be allowed to the Company for federal income tax purposes.

        If Common Stock acquired upon the exercise of an ISO is disposed of before the expiration of either holding period described above, generally (i) the optionee will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized on the disposition of the shares) over the option exercise price paid for such shares, and (ii) the Company is entitled to a tax deduction in the same amount. Any further gain or loss realized by the participant will be taxed as short-term or long-term capital gain or loss, as the case may be, and will not result in any deduction by the Company. Different rules may apply if shares are purchased by an optionee who is also a Section 16 Insider. For the rules that apply to Section 16 Insiders with respect to any grants made under the Plan, see the discussion below under "Additional Considerations Applicable to Section 16 Insiders."

        Nonstatutory Stock Options. With respect to NSOs: (i) no income is recognized by the optionee at the time the option is granted; (ii) generally, at exercise, ordinary income is recognized by the optionee in an amount equal to the difference between the option exercise price paid for the shares and the fair market value of the shares on the date of exercise, and the Company is entitled to a tax deduction in the same amount to the extent permitted under
Section 162 of the Code; and (iii) upon disposition of the shares, any gain or loss is treated as capital gain or loss. In the case of an optionee who is also an employee at the time of grant, any income recognized upon exercise of an NSO will constitute wages for which withholding will be required.

        Stock Purchase Rights. Generally, no income will be recognized by a recipient in connection with the grant of an SPR, unless an election under
Section 83(b) of the Code is filed with the Internal Revenue Service within 30 days of the date of grant in the case of an award of stock. Otherwise, at the time the SPR vests, the recipient generally will recognize compensation income in an amount equal to the difference between the fair market value of the stock at the time of vesting and the amount paid for the stock, if any. Generally, the recipient will be subject to tax consequences similar


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to those discussed under "Nonstatutory Stock Options." In the case of a recipient who is also an employee, any amount treated as compensation will be subject to tax withholding by the Company. The Company will be entitled to a tax deduction in the amount and at the time the recipient recognizes ordinary income with respect to an SPR to the extent permitted under Section 162 of the Code.

        Alternative Minimum Tax. The exercise of an ISO granted under the Plan may subject the optionee to the alternative minimum tax ("AMT") under Section 55 of the Code. In computing alternative minimum taxable income, shares purchased upon exercise of an ISO are treated as if they had been acquired by the optionee pursuant to an NSO. This may be particularly significant if shares subject to a repurchase option of the Company are purchased upon exercise of an ISO or if the optionee is subject to Section 16(b) of the Exchange Act. See "Nonstatutory Stock Options," above. Under certain circumstances, an optionee may affect the timing and measurement of AMT by filing an election with the Internal Revenue Service under Section 83(b) within 30 days after the date of exercise of an ISO. Accordingly, an optionee should consult his or her own tax advisor prior to exercising an ISO concerning the advisability of filing an election under
Section 83(b) of the Code for alternative minimum tax purposes.

        If an optionee pays AMT in excess of his or her regular tax liability, the amount of such AMT relating to ISOs may be carried forward as a credit against any subsequent years' regular tax in excess of the AMT.

           ADDITIONAL CONSIDERATIONS APPLICABLE TO SECTION 16 INSIDERS

        In certain circumstances, where the participant is an officer (as that term is used in Section 16 of the Exchange Act), director or beneficial owner of more than 10% of the Common Stock of the Company, the date upon which tax liability is incurred with respect to grants under the Plan may be deferred unless the optionee or right holder files an election with the Internal Revenue Service under Section 83(b) of the Code. All Section 16 Insiders are advised to consult with their personal tax advisors regarding the tax consequences of exercising options or rights under the Plan and the advisability of filing an election under Section 83(b) of the Code. In addition, all Section 16 Insiders are advised to consult with the Company's General Counsel and with their own personal advisors regarding reporting and liability under Section 16 with respect to their transactions under the Plan.



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                     INCORPORATION OF DOCUMENTS BY REFERENCE

        The following documents and information heretofore filed by E.piphany, Inc. (the "Company") with the Securities and Exchange Commission are hereby incorporated by reference:

        (a) The Company's Prospectus dated September 21, 1999, filed pursuant to Rule 424(b) under the Securities Act of 1933. The Prospectus contains audited financial statements for the fiscal year ended December 31, 1998.

        (b) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") since the end of the fiscal year covered by the Prospectus referred in (a) above.

        (c) The description of the Company's Common Stock to be offered hereby which is contained in its Registration Statement on Form 8-A filed August 30, 1999, pursuant to Section 12 of the Exchange Act.

        All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing such documents.



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